Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements listed below of Marathon Oil Corporation of our report dated February 27, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

On Form S-3 ASR:		Relating to:

File No.	333-146772	Common Stock

	333-144874	Marathon Oil Corporation Debt Securities, Common Stock, Preferred Stock, Warrants and Stock Purchase Contracts/Units

On Form S-8:		Relating to:

File No.	33-56828	Marathon Oil Company Thrift Plan

	333-29699	1990 Stock Plan

	333-29709	Marathon Oil Company Thrift Plan

	333-52751	1990 Stock Plan

	33-41864	1990 Stock Plan

	333-104910	Marathon Oil Corporation 2003 Incentive Compensation Plan

	333-143010	Marathon Oil Corporation 2007 Incentive Compensation Plan

/s/ PricewaterhouseCoopers LLC
Houston, Texas
February 27, 2009